Exhibit 99.1

PRESS RELEASE

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES FISCAL 2015

SECOND QUARTER RESULTS

Company reports adjusted diluted EPS of $0.17

HOUSTON — MAY 5, 2015 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2015 second quarter ended March 31, 2015.

Revenues for the second quarter of fiscal 2015 were $170.2 million compared to revenues of $162.3 million for the second quarter of fiscal 2014. The Company reported a net loss from continuing operations for the second quarter of $3.7 million, or $0.31 per diluted share, compared to net income from continuing operations of $7.0 million, or $0.58 per diluted share, in the second quarter of fiscal 2014. Second quarter fiscal 2015 results included a benefit from the release of an income tax reserve of $4.1 million for R&D tax credits as a result of the closing of an IRS audit. This benefit was offset by a $0.9 million restructuring and separation charge, net of tax, and a $9.0 million Canadian tax valuation allowance. Excluding these items, net income for the second quarter of fiscal 2015 was $2.0 million, or $0.17 per diluted share. A reconciliation of this non-GAAP financial measure to net income is included in the financial tables below.

Michael A. Lucas, President and Chief Executive Officer, stated, “Our intense focus remains on operational improvement and project execution. While there is more work to be done, I am pleased with the solid progress that the Powell team made in the past quarter.

“During the second quarter, we have seen the price of oil improve from its recent lows, but the impact of reduced capital spending in our oil and gas markets will likely continue into 2016. Although our order rates generally lag the reduction in industry capital spending, orders remained fairly robust in the second quarter. We do anticipate slowing order rates throughout the remainder of the year. We continue to closely monitor activity in order to be prepared to support our customers with their capital projects.”

New orders placed during the second quarter of fiscal 2015 totaled $167 million compared to $154 million in the first quarter of fiscal 2015 and $163 million in the second quarter of fiscal 2014. The Company’s backlog as of March 31, 2015 was $499 million compared to $506 million as of December 31, 2014 and compared to $452 million at the end of last year’s second quarter.

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries currently expects full year fiscal 2015 revenues to range between $625 million and $675 million, unchanged from previous guidance, and has reduced fiscal year 2015 earnings to range between $1.25 and $1.50 per diluted share from its previous guidance of $1.25 to $1.75 per diluted share. The Company’s earnings guidance excludes the second quarter tax adjustments and all restructuring and separations costs. The Company recorded $0.9 million in restructuring and separation costs, net of tax, in the second quarter and is currently evaluating additional restructuring that may be needed to align operating costs with expected market conditions.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, May 6, 2015 at 11:00 a.m. eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 13, 2015. To access the replay, dial 201-612-7415 using a passcode of 13605625#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the management, control and distribution of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended March 31,		Six months ended March 31,
	2015	2014	2015	2014
(In thousands, except per share data)	(Unaudited)

Revenues	$170,199	$162,295	$322,800	$334,167
Cost of goods sold	145,898	127,367	277,430	264,081

Gross profit	24,301	34,928	45,370	70,086

Selling, general and administrative expenses	19,464	22,088	40,279	43,722
Research and development expenses	1,626	2,157	3,466	3,996
Restructuring and relocation expenses	1,332	—	1,332	—
Amortization expense	113	121	232	536

Operating income	1,766	10,562	61	21,832

Other income	(879)	(507)	(1,386)	(507)
Interest expense	33	41	69	110
Interest income	(84)	(3)	(88)	(6)

Income from continuing operations before income taxes	2,696	11,031	1,466	22,235

Income tax provision	6,379	4,055	5,388	7,992

Income (loss) from continuing operations	(3,683)	6,976	(3,922)	14,243

Income from discontinued operations, net of tax	—	8,617	—	9,604

Net income	$(3,683)	$15,593	$(3,922)	$23,847

Earnings per share:
Continuing operations	$(0.31)	$0.58	$(0.33)	$1.19
Discontinued operations	$—	$0.72	$—	$0.80

Basic earnings per share	$(0.31)	$1.30	$(0.33)	$1.99

Continuing operations	$(0.31)	$0.58	$(0.33)	$1.18
Discontinued operations	$—	$0.71	$—	$0.80

Diluted earnings per share	$(0.31)	$1.29	$(0.33)	$1.98

Weighted average shares:
Basic	12,018	12,004	12,029	11,999
Diluted	12,018	12,064	12,029	12,057

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,358	$2,617	$6,794	$5,595

Capital Expenditures	$9,730	$2,700	$28,692	$8,464

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	September 30, 2014
(In thousands)	(Unaudited)
Assets:
Current assets	$325,867	$357,327
Property, plant and equipment (net)	161,789	156,896
Long-term assets	18,708	27,220

Total assets	$506,364	$541,443

Liabilities & equity:
Current liabilities	$149,271	$158,099
Long-term debt and capital lease obligations, net of current maturities	2,400	2,800
Deferred and other long-term liabilities	9,666	9,447
Stockholders’ equity	345,027	371,097

Total liabilities and stockholders’ equity	$506,364	$541,443

POWELL INDUSTRIES, INC. & SUBSIDIARIES

NON-GAAP NET INCOME RECONCILIATION

	Three months ended March 31,		Six months ended March 31,
(In thousands)	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net Income:

Income (loss) from continuing operations	$(3,683)	$6,976	$(3,922)	$14,243
Income tax reserve release (FIN 48)	(4,149)	—	(4,149)	—
Restructuring and separation costs, net of tax	866	—	866	—
Canadian tax valuation allowance	8,996	—	8,996	—

Non-GAAP net income	$2,030	$6,976	$1,791	$14,243

Diluted shares outstanding	12,018	12,064	12,029	12,057

Diluted Earnings Per Share:

Earnings (loss) per share	$(0.31)	$0.58	$(0.33)	$1.18
Non-GAAP earnings per share	$0.17	$0.58	$0.15	$1.18

For all periods presented, the Company defines non-GAAP net income as net income from continuing operations which excludes: 1) the Income tax reserve release (FIN 48); 2) Restructuring and separation costs, net of tax; and 3) the Canadian tax valuation allowance. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. However, the Company believes by excluding these items, these non-GAAP financial measures are helpful in comparing the historical results to current results and measuring operating earnings trends. The Company also believes the disclosure of non-GAAP net income will help investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

The non-GAAP adjustments, and the basis for excluding them from GAAP financial measures, are outlined below:

•	Income tax reserve release (FIN 48) – We released an income tax reserve of $4.1 million for R&D tax credits upon the closing of an IRS audit

•	Restructuring and separation costs, net of tax – We incurred approximately $0.9 million in restructuring and separation costs associated with the departure of our Chief Operating Officer and severance costs related to certain operations

•	Canadian tax valuation allowance - In the second quarter of Fiscal 2015, we established a $9.0 million valuation allowance against the Canadian deferred tax assets because we believe that we may not be able to realize the benefits of the deductible differences based on the historical Canadian losses.

Due to the nature of these items, the Company does not believe that these items reflect its ongoing operations.

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